EXHIBIT 8.7(d)

SUPPLEMENT TO PARTICIPATION AGREEMENT

DATED AS OF JUNE 26, 1998

(as amended and supplemented from time to time)

BETWEEN

DWS VARIABLE SERIES I (formerly Scudder Variable Series I)

AND

KEMPER INVESTORS LIFE INSURANCE COMPANY (“Company”)

The parties hereto agree that, effective August 1 st, 2008, the Participation Agreement is amended to make shares of the following additional Designated Portfolios available or purchase by the Company on behalf of such Separate Accounts and Contracts as may be necessary or appropriate:

Portfolio to be added as Designated Portfolio	Class
DWS Global Opportunities VIP	A

Except as amended hereby, the Participation Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and on its behalf by its duly authorized representative as of August 1st, 2008.

COMPANY	Kemper Investors Life Insurance Company

By: ________________________________________
Name: ______________________________________
Title: _______________________________________

FUND	DWS Variable Series I

By: __________________________________________
Name: ________________________________________
Title: _________________________________________